SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[X]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]

No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

IMPORTANT REMINDER TO VOTE YOUR PROXY

TO APPROVE THE $17.00 PER SHARE MERGER

October 17, 2007

Dear Shareholder:

Our records indicate your vote has not yet been received for the Special Meeting of Shareholders of Midwest Air Group to be held at the Wyndham Milwaukee Airport Hotel and Convention Center, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007, at 10:00 a.m. Central time.  Please take a moment right now to ensure that your shares are represented at this important meeting.

At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger providing for the acquisition of Midwest Air Group, Inc. by Midwest Air Partners, LLC, a limited liability company formed by an affiliate of TPG Capital, L.P. and Northwest Airlines, Inc. In the proposed merger, holders of Midwest Air Group, Inc. common stock will receive $17.00 per share in cash.

YOUR VOTE IS IMPORTANT.  PLEASE VOTE YOUR SHARES TODAY

BY PHONE, INTERNET OR BY COMPLETING AND MAILING

THE ENCLOSED PROXY CARD.

In order to ensure that you have an opportunity to vote, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder.

The board of directors of Midwest Air Group, Inc. has unanimously determined that the merger agreement and transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Midwest Air Group and its shareholders and recommends that you vote “FOR” approval.

Please vote today by telephone or by Internet pursuant to the instructions enclosed.  Alternatively, you may sign, date and mail your proxy card in the envelope provided.  If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Remember – every share and every vote counts.  Thank you in advance for voting promptly.

Midwest Air Group, Inc.